EXHIBIT 21.01
Subsidiaries of CancerVax Corporation

NAME	JURISDICTION OF FORMATION
Carlsbad Acquisition Corporation	Delaware
Cell-Matrix, Inc.	Nevada
Tarcanta, Inc.	Delaware
Tarcanta Limited	Ireland